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Exhibit 3.12

LIMITED LIABILITY COMPANY AGREEMENT

OF

REFCO EDUCATIONAL SERVICES, LLC

        This Limited Liability Company Agreement is made and entered into as of the 10th day of July, 2001 by and among Refco Group Ltd., LLC as a Member and those Persons who may hereafter be admitted to the Company as a Member.

        SECTION 1.    Formation of Limited Liability Company.    The Members agree to the formation of a limited liability company (the "Company") pursuant to the Act and hereby ratify and confirm the execution, delivery and filing of the Certificate of Formation of the Company with the Secretary of State by Joseph P. Collins as an "authorized person" within the meaning of the Act on July    2001. The rights and duties of the Members shall be as provided in this Agreement and the Act. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement. To the extent any provision of this Agreement is prohibited by or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

        SECTION 2.    Name.    The name of the Company shall be "Refco Educational Services, LLC". The business of the Company may be conducted, upon compliance with all applicable laws, under any name designated by the Board of Managers.

        SECTION 3.    Definitions.

        For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

           (a)  "Act" means the Delaware Limited Liability Company Act, Delaware Code Title 6, Sections 18.101 et seq., as amended from time to time.

           (b)  "Agreement" means this Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

           (c)  "Approved Equity Incentive Plan" means any plan or plans that have been approved by the Board of Managers and that provide for the grant or issuance by the Company of equity or equity-based securities (including Membership Shares) to officers or employees of or consultants to the Company, provided that such plan or plans shall not authorize the grant or issuance of more than 5% of the fully-diluted equity capital of the Company.

           (d)  "Board of Managers" has the meaning set forth in Section 14.

           (e)  "Capital Account" means the account established on the books and records of the Company for each Member. Each Member's Capital Account shall initially equal the value of the Capital Contribution to the Company made by the Member. During the term of the Company, each Member's Capital Account shall be (i) increased by the amount of (w) income and gain allocated to the Member and (x) any cash subsequently contributed by the Member to the Company, and (ii) decreased by the amount of (y) loss and deduction allocated to the Member and (z) all cash distributed to the Member, and shall otherwise he kept in accordance with applicable United States Treasury Regulations promulgated under Section 704(b) of the Code.

            (f)  "Capital Contribution" means the total amount of cash contributed to the Company by a Member.

           (g)  "Code" means the United States Internal Revenue Code of 1986, as amended, modified or rescinded from time to time, or any similar provision of succeeding law.

           (h)  "Company" has the meaning set forth in Section 1.

            (i)  "Election Notice" has the meaning set forth in Section 18(d)(iv).

            (j)  "Election Period" has the meaning set forth in Section 18(d)(iv).

           (k)  "GAAP" shall mean U.S. generally accepted accounting principles at the time in effect consistently applied.

            (l)  "IRS" means the United States Internal Revenue Service or any successor entity.

          (m)  "Issued Securities" has the meaning set forth in Section 18(d)(i).

           (n)  "Majority of Member Interests" means Members holding in the aggregate more than fifty percent (50%) of all Membership Shares then outstanding, provided that such majority also includes holders of more than fifty percent (50%) of all Non-Voting Membership Shares then outstanding.

           (o)  "Majority of Voting Member Interests" means holders of an aggregate of more than fifty percent (50%) of all Voting Membership Shares then outstanding.

           (p)  "Manager" means any individual who is elected from time to time by the Members to the Board of Managers in accordance with the terms of this Agreement.

           (q)  "Member" means any Person who is a Non-Voting Member or a Voting Member.

           (r)  "Member Register" means the register maintained by the Company which sets forth the names of the Members and the Membership Shares held by each Member, as amended, modified or supplemented from time to time.

           (s)  "Membership Shares" means the voting and non-voting interests in the Company held by the Members, expressed as a number of Voting and Non-Voting Membership Shares held by each Member and set forth opposite such Member's name on the Member Register, as amended, modified or supplemented from time to time.

            (t)  "Net Cash Flow" means for any period the amount, computed on a cash basis, equal to:

              (i)  the sum of (A) gross receipts from business operations, all investment income and investment gain of the Company and all other cash received by the Company (other than Capital Contributions), all without double counting and (B) any amounts released from Reserves;

          decreased by

           (u)  the sum of (A) disbursements of the Company for operating expenses, investment losses, expenditures for capital investments and reinvestments, principal payments on indebtedness, interest and other expenses, including any repayment of indebtedness required or elected to be made in connection with any refinancing, sale or other event, and (B) any increase in Reserves.

           (v)  "Non-Selling Voting Members" has the meaning set forth in Section 18(f).

          (w)  "Non-Voting Member" means any Person who holds Non-Voting Membership Shares and whose name is set forth on Member Register, as amended, modified or supplemented from time to time, as holding Non-Voting Membership Shares.

           (x)  "Non-Voting Membership Share" has the meaning set forth in Section 8(a) of this Agreement.

           (y)  "Offer" has the meaning set forth in Section 18(e)(i).

           (z)  "Offeree" has the meaning set forth in Section 18(e)(i).

         (aa)  "Person" means any individual, corporation, partnership, association, limited liability company, trust, estate or other enterprise or entity.

         (bb)  "Preemptive Notice" has the meaning set forth in Section 18(d)(ii).

         (cc)  "Reserves" means the reasonable reserves established and maintained from time to time in amounts reasonably determined by the Board of Managers to be adequate and sufficient for costs, expenses and other amounts payable in the Company's business or otherwise for the long-term goals of the Company or any other purpose, including reserves for capital improvements and unforeseen or contingent liabilities, debts or obligations.

         (dd)  "Secretary of State" means the Secretary of State of the State of Delaware.

         (ee)  "Selling Member" has the meaning set forth in Section 18(f).

          (ff)  "Tag-Along Rights" has the meaning set forth in Section 18(e)(i).

         (gg)  "Tax Matters Member" has the meaning set forth in Section 23(c).

         (hh)  "Third-Party Buyer" has the meaning set forth in Section 18(e)(i).

           (ii)  "Treasury Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

           (jj)  "Voting Member" means any Person who holds Voting Membership Shares and whose name is set forth on the Member Register, as amended, modified or supplemented from time to time, as holding Voting Membership Shares.

         (kk)  "Voting Membership Shares" has the meaning set forth in Section 8(a) of this Agreement.

        SECTION 4.    Business of the Company.    The purpose of the Company is to:

           (a)  engage in the conduct of acquiring and selling educational based leads for the commodity interest business and engaging in the commodity interest brokerage business through the use of educational based leads (the "Principal Business Activity"); and

           (b)  subject to Section 15(i) of this Agreement, carry on any other lawful business, purpose or activity for which limited liability companies may be formed in accordance with Section 18-106 of the Act.

        SECTION 5.    Term.    The term of the Company shall begin upon the filing of the Certificate of Formation with the Secretary of State and shall continue until the Company is dissolved in accordance with this Agreement or by law.

        SECTION 6.    Principal Place of Business.    The principal place of business of the Company shall be located at 111 West Jackson Boulevard, Chicago, IL 60604. The Board of Managers may, from time to time, change the principal place of business of the Company and/or establish additional places of business of the Company; provided that if the Board of Managers changes the principal place of business of the Company, it shall first give written notice of such change to the Members not less than ten (10) business days prior to the effective date of the change in location.

        SECTION 7.    Registered Agent; Registered Office.    The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company. The registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The Board of Managers may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State.

        SECTION 8.    Capital Contributions; Membership Shares.

        (a)    Voting and Non-Voting Membership Shares.    There shall be two authorized classes of Membership Shares: (i) a class of Membership Shares ("Voting Membership Shares") which is entitled to vote in elections of Managers and on any other subject where a vote of the Members is required by this Agreement or by the Act; and (ii) a class of Membership Shares ("Non-Voting Membership Shares") which is not entitled to vote in elections of Managers or on any other subject except as otherwise provided in this Agreement or as otherwise required under the Act.

        (b)    Initial Capital Contributions.    Each Member shall make the Capital Contribution set forth in such Person's subscription agreement. Capital Contributions shall be made in immediately available funds. The Board of Managers shall cause the officers of the Company to record the issuance and ownership of Membership Shares on the Member Register upon receipt of any Capital Contribution. No certificates representing Membership Shares shall be issued. The Member Register shall be conclusive as to who are the holders of Membership Shares and as to the number of Membership Shares outstanding.

        (c)    Additional Contributions; Interest.    No Member shall be obligated to make any additional Capital Contribution. No Member shall be permitted to make any additional Capital Contribution without the prior consent of the Board of Managers. In connection with an additional Capital Contribution by an existing Member, each other Member shall have the right to make an additional Capital Contribution so that the Member shall have the same percentage ownership of the Company after all Members have made the additional Capital Contributions contemplated in this sentence as it had immediately prior to such additional Capital Contributions. Upon any additional Capital Contribution made by any Member, the number of Membership Shares held by such Member shall be adjusted consistent with the terms of this section and in the manner determined by the Board of Managers and shall be set forth on an amendment to the Member Register. No Member has any obligation to restore a deficit balance in such Member's Capital Account, if any, or in the Company's balance sheet, or to make any contributions to the Company in order to restore such deficit balance. No Member shall be paid interest on any Capital Contribution.

        (d)    Liability for Promised Contributions.    A Member is obligated for promises to make Capital Contributions, even if the Member is unable to perform because of death, disability, or any other reason.

        (e)    Withdrawal and Resignation; Return of Capital Contribution.    No Member shall be entitled, except as provided in Section 18, to withdraw or resign as a Member or, except as provided in Section 20, to receive any part of such Member's Capital Contribution or any interest thereon.

        (f)    Member Loans.    Any Member may, with the approval of the Board of Managers and subject to the other provisions of this Agreement, lend or advance money to the Company. If any Member shall make any loan or loans to the Company, the amount of any such loan or advance shall not be treated as a Capital Contribution, but shall be a debt due from the Company, unless otherwise agreed by a Majority of Voting Member Interests. Except as otherwise provided in this Agreement, no Member shall be obligated to make any loan or advance to the Company.

        SECTION 9.    Distributions.

        (a)   Net Cash Flow shall be distributed among the Members in proportion to their Membership Shares. Except as provided in Section 9(b) of this Agreement, distributions of Net Cash Flow shall be made at such times as are determined by the Board of Managers.

        (b)   If the Company determines that it has (or is determined to have had) taxable income for United States federal income tax purposes for any tax year (as determined in accordance with Section 703 of the Code), then as soon as practicable (but in no event later than 30 days) following such determination, the Company shall, to the extent of the Company's available cash, distribute to each Member, in proportion to each Member's Membership Shares, an amount, which, when aggregated with all other amounts distributed by the Company to such Member during or in respect of such tax year, is equal to the higher of the then highest marginal federal, state and local tax rate of Members resident in California, New York or New Jersey.

        SECTION 10.    Allocation of Income and Losses.

        (a)    Allocations.    For purposes of maintaining the books of the Company, all items of income, gain, loss and deduction of the Company shall be allocated to the Members in proportion to their respective Membership Shares; provided, however, that all allocations of income, gain, loss and deduction shall be made in compliance with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and the Board of Managers shall have the authority to allocate items of income, gain, loss and deduction in a manner other than in accordance with Membership Shares where necessary to comply with such rules. This Agreement hereby incorporates by reference the "qualified income offset" provisions of Treasury Regulation 1.704-1(b)(2)(ii)(d) and the minimum gain chargeback requirements of Treasury Regulation 1.704-2(i)(4).

        (b)    Change in Membership Shares.    If there is a change in the number of Membership Shares held by any Member during any year, allocations among the Members of the relevant Membership Share class shall be made pro rata in accordance with the number of Membership Shares of the relevant class held by each Member from time to time during such year in accordance with Section 706 of the Code using the closing-of-the-books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year if the corresponding asset is owned by the Company for the entire year, and over the portion of a year after such asset is acquired by the Company if such asset is acquired during the year.

        SECTION 11.    Withholding.    The Company is authorized to withhold from distributions to be made to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law. Any amounts so withheld and paid to a federal, state, or local government for the account of a Member shall be treated as distributed to such Member for all purposes of this Agreement and shall be offset against the net amounts otherwise distributable to such Member. The Company may also withhold from distributions that would otherwise be made to a Member, and apply to the obligations of such Member, any amounts that such Member owes to the Company. In addition, any tax imposed upon the Company resulting from any Member's ownership of Membership Shares shall be treated as a distribution to such Member and shall reduce future distributions to such Member.

        SECTION 12.    Books, Records and Accounting.

        (a)    Books and Records.    The Company shall maintain (and cause each of its direct and indirect subsidiaries on a consolidated basis to maintain) a standard system of accounts in accordance with GAAP, and keep (and cause each of its direct or indirect subsidiaries on a consolidated basis to keep) true records and books of account in which full, true and correct entries shall be made of all dealings or transactions in relation to their business and affairs in accordance with GAAP. The books and records shall be maintained at the principal place of business of the Company. Except for Refco

Group Ltd., LLC, and except as provided in Section 12(c) below or as may be necessary to allow a Member to comply with the notice provisions of Section 18 of this Agreement, no Member shall be permitted access to the books and records of the Company, including the Member Register, without the prior consent of a Majority of Voting Member Interests.

        (b)    Fiscal Year.    The Company's fiscal year shall begin on the first day in March each year and end on the last day of the next following February.

        (c)    Reports.    The Company shall provide to the Members as soon as available and in any event within 120 days after the end of each fiscal year, an unaudited balance sheet of the Company, as at the end of such fiscal year and unaudited statements of operations and cash flows and members equity of the Company for such fiscal year. The Company shall also provide to the Members, as soon as available following the end of each fiscal quarter and concurrently with the delivery to the Board of Managers, an unaudited balance of the Company as of the end of such fiscal quarter, and unaudited statements of operations and cash flows and members equity of the Company through such fiscal quarter.

        (d)    No Appraisal Rights.    Members shall have no appraisal rights in connection with any action taken by the Company.

        SECTION 13.    Company Funds.    The funds of the Company shall be deposited in such bank or other financial institution account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Board of Managers. All withdrawals from any such accounts shall be made only by the Board of Managers or by individuals duly appointed by the Board of Managers.

        SECTION 14.    Board of Managers.

        (a)    Board of Managers.    Subject to the other provisions of this Agreement, the business and affairs of the Company shall be managed and controlled by or under the direction of a Board of Managers (the "Board of Managers"), which may exercise all such powers of the Company and do all such lawful acts and things as are not by law or by this Agreement directed or required to be exercised or done by the Members. Unless authorized by the Board of Managers, no Member and no individual Manager, in his or her capacity as such, shall have the authority to act on behalf of or bind the Company.

        (b)    Number, Qualification and Tenure.    The Board of Managers shall consist of not less than three (3) members and not more than 15 members Within the limit above specified, the number of Managers shall be determined from time to time by resolution of a Majority of Voting Member Interests. The number of Managers shall be initially fixed at three (3). The Managers shall be elected by a vote of the Voting Members, and the persons receiving the highest number of votes, up to the number of Managers to be elected, shall be elected. Each Manager elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Managers need not be Members, nor officers of Members.

        (c)    Vacancies.    Vacancies and newly created Manager positions resulting from any increase in the number of Managers may be filled by a vote of the Voting Members, and the persons receiving the highest number of votes, up to the number of Managers to be elected, shall be elected. Each Manager so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If there are no Managers in office, then an election of Managers by the Voting Members may be held.

        (d)    Resignation.    A Manager may resign at any time by giving written notice to the Members and the other Managers.

        (e)    Removal.    A Manager may be removed with or without cause at any time by a resolution adopted by a Majority of Voting Member Interests.

        (f)    Place of Meetings.    The Board of Managers may hold meetings, both regular and special, either within or without the State of Delaware.

        (g)    Regular Meetings.    The Board of Managers may hold a regular meeting, to be known as the annual meeting, immediately following any annual meeting of the Members. Other regular meetings of the Board of Managers shall be held at such time and at such place as shall from time to time be determined by the Board of Managers. No notice of regular meetings need be given.

        (h)    Special Meetings.    Special meetings of the Board of Managers may be called by the Chairman of the Board, any Manager, or the President, upon not less than forty-eight (48) hours' written notice.

        (i)    Right of Non-Voting Members to Receive Notice of and to Observe Board Meetings.     Non-Voting Members shall be entitled to (x) receive notice of meetings of the Board of Managers (and copies of any related agenda) as and at the same time as such notices are distributed to the members of the Board of Managers; and (y) have a single representative for all Non-Voting Members, which representative is reasonably acceptable to the Board of Managers, attend meetings of the Board of Managers as a non-voting observer.

        (j)    Quorum.    At all meetings of the Board of Managers a majority of the total number of Managers shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers, except as may be otherwise specifically provided by law. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        (k)    Organization.    The Chairman of the Board, if elected, shall act as chairman at all meetings of the Board of Managers. If a Chairman of the Board is not elected or, if elected, is not present, the President or, in the absence of the President, a Manager chosen by a majority of the Managers present, shall act as chairman at meetings of the Board of Managers.

        (l)    Executive Committee.    The Board of Managers, by resolution adopted by a majority of the Managers then in office, may designate one or more Managers to constitute an Executive Committee, to serve as such, unless the resolution designating the Executive Committee is sooner amended or rescinded by the Board of Managers, until their respective successors are designated. The Board of Managers, by resolution adopted by a majority of the Managers then in office, may also designate additional Managers as alternate members of the Executive Committee to serve as members of the Executive Committee in the place and stead of any regular member or members thereof who may be unable to attend a meeting or otherwise unavailable to act as a member of the Executive Committee. In the absence or disqualification of a member and all alternate members who may serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member.

        The Board of Managers hereby forms an Executive Committee, and the initial members of the Executive Committee, including the Chairman of the Executive Committee, shall be elected by the Board of Managers.

        Except as expressly limited by applicable law and the terms of this Agreement, the Executive Committee shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Company between the meetings of the Board of Managers. The Executive Committee shall keep a record of its acts and proceedings, which shall form a part of the records of the Company in the custody of the Secretary, and all actions of the Executive Committee shall be reported to the Board of Managers at the next meeting of the Board of Managers.

        Meetings of the Executive Committee may be called at any time by the Chairman of the Executive Committee or any two of its members, upon not less than twenty-four (24) hours' written notice. A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business and, except as expressly limited by this paragraph (k), the act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Executive Committee. Except as expressly provided in this paragraph (k), the Executive Committee shall fix its own rules of procedure.

        (m)    Other Committees.    The Board of Managers, by resolution adopted by a majority of the Managers then in office, may designate one or more other committees, each such committee to consist of one or more Managers. Except as limited by applicable law and the terms of this Agreement, any such committee shall have and may exercise such powers and authority as the Board of Managers may determine and specify in the resolution designating such committee or any amendment thereto. The Board of Managers, by resolution adopted by a majority of the Managers then in office, also may designate additional Managers as alternate members of any such committee to replace any absent or disqualified member at any meeting of the committee, and at any time may change the membership of any committee or amend or rescind the resolution designating the committee. In the absence or disqualification of a member and all alternate members who may serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Manager to act at the meeting in the place of any such absent or disqualified member, provided that the Manager so appointed meets any qualifications stated in the resolution designating the committee or any amendment thereto. Each committee shall keep a record of its acts and proceedings and report the same to the Board of Managers. Unless otherwise provided in the resolution designating a committee, a majority of all members of any such committee may select its Chairman, fix its rules of procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

        (n)    Action Without Meeting.    Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting, if the number of members of the Board of Managers or the committee, as the case may be, required under this Agreement or the Act to take such action consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or the committee, as the case may be.

        (o)    Attendance by Telephone.    Members of the Board of Managers, or of any committee of the Board of Managers, may participate in a meeting of the Board of Managers, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.

        (p)    Compensation.    The Board of Managers shall have the authority to fix the compensation of Managers, which compensation may include reimbursement of the expenses, if any, of attendance at meetings of the Board of Managers or of a committee.

        SECTION 15.    Meetings of Members.

        (a)    Time and Place of Meetings.    All meetings of the Members for the election of Managers by the Voting Members or for any other purpose shall be held at such time and place, within or without the State of Delaware, as shall be designated by the Board of Managers. In the absence of any such designation by the Board of Managers, each such meeting shall be held at the principal office of the Company.

        (b)    Annual Meetings.    An annual meeting of the Members may be held for the purpose of electing Managers by the Voting Members and transacting such other business as may be properly be brought before the meeting. The date of the annual meeting shall be determined by the Board of Managers.

        (c)    Special Meetings.    Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by law, may be called by the Chairman of the Board or the President and shall be called by the Secretary at the direction of a majority of the Board of Managers, or at the request in writing of the Majority Interest.

        (d)    Notice of Meetings.    Written notice of each meeting of the Members stating the place, date and time of the meeting shall be given, not less than ten nor more than sixty days before the date of the meeting, to each Member. The notice of any special meeting of Members shall state the purpose or purposes for which the meeting is called.

        (e)    Right of Non-Voting Members.    Non-Voting Members shall be entitled to receive notice of meetings of the Members and copies of all agendas and other materials distributed to the Voting Members in connection with any meeting of Members or the taking of any action (by written consent or otherwise) by the Voting Members, in each case, as and at the same time as such notices, agendas, consents or other materials are delivered to the Voting Members. If the Non-Voting Members are not entitled under this Agreement or the Act to vote on any matter to come before a meeting of the Members, each of the Non-Voting Members may nevertheless attend the Members meeting as an observer.

        (f)    Quorum.    The presence in person or by proxy of at least a majority of the Membership Shares entitled to vote on any matter to be presented at the meeting shall constitute a quorum for the transaction of business at any meeting of the Members, except as otherwise required by law. If a quorum is not present or represented, a majority of the Members present in person or represented by proxy at the meeting shall have power, by the affirmative vote of the holders of a majority of the Membership Shares present or represented and entitled to vote at the meeting, to adjourn the meeting to another time and/or place, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member.

        (g)    Voting.    At all meetings of the Members, each Voting Member shall be entitled to cast one vote, in person or by proxy, for each Voting Membership Share held by such Voting Member on the record date for the meeting. In the election of Managers, each Voting Member shall be entitled to vote his or her Voting Membership Shares in favor of one candidate for each position to be filled on the Board of Managers in the election. When a Non-Voting Member is expressly entitled to vote on a matter pursuant to this Agreement or under the Act, each Non-Voting Member shall he entitled to cast one vote, in person or by proxy, for each Non-Voting Membership Share held by such Non-Voting Member on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the Voting Membership Shares present in person or represented by proxy (and, in cases where the Non-Voting Membership Shares are entitled to vote, a majority of the Non-Voting Membership Shares present in person or represented by proxy at the meeting) shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or this Agreement, a different vote is required, in which case such express provision shall govern and control the decision of such question.

        (h)    Action by Members Without a Meeting.    Any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of Membership Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Membership Shares entitled to vote thereon were present and voted.

        (i)    Actions Requiring Member Approval.    Notwithstanding any other provision of this Agreement, no action will be taken by the Company or the Board of Managers or any committee thereof with respect to or within the scope of any of the decisions or actions specified below in relation to the Company or any subsidiary of the Company unless such decision or action shall have first been approved by a Majority of the Member Interests:

            (i)  Amending the Certificate of Formation of the Company, or the charter documents or bylaws of any subsidiary of the Company, or the terms of this Section 15(i);

           (ii)  Commencing any proceedings to wind up, dissolve or liquidate the Company or any subsidiary;

          (iii)  File a voluntary petition for bankruptcy of the Company or any subsidiary, or make an assignment for the benefit of credits, or consent to the appointment of a receiver for the assets of the Company or any subsidiary;

          (iv)  Engaging in any business activity other than the Principal Business Activity described in Section 4(a) of this Agreement; and

           (v)  Adopting any plan or plans that provide for the grant or issuance by the Company of equity or equity-based securities to officers, managers, employees or consultants in excess of 5% of the fully-diluted equity capital of the Company in the aggregate.

        SECTION 16.    Officers.

        (a)    Delegation of Power and Authority.    The Board of Managers shall appoint officers of the Company who shall have the power and authority to manage and control the business and affairs of the Company on behalf of and subject to the control of the Board of Managers, the other provisions of the Agreement, and the Act. The officers shall be a President, a Chief Financial Officer, one or more Executive Vice Presidents, a Secretary, and a Treasurer. The Board of Managers may also elect a Chief Operating Officer, a Controller, one or more Vice Presidents, an Assistant Secretary, an Assistant Treasurer and such other officers and agents as it shall deem appropriate. Any number of offices may be held by the same person.

        (b)    Term of Office.    The officers of the Company shall be elected by the Board of Managers and shall hold office until their successors are elected and qualified or until their earlier death, resignation or removal. Any officer elected or appointed by the Board of Managers may be removed at any time by the Board of Managers. Any vacancy occurring in any office of the Company required by this Section 16 shall be filled by the Board of Managers, and any vacancy in any other office may be filled by the Board of Managers.

        (c)    President.    The President shall be the chief executive officer of the Company and shall have general supervision, direction and control of the business and affairs of the Company, subject to the control of the Board of Managers and shall have such other functions, authority and duties as may be prescribed by the Board of Managers. The President shall preside at meetings of the Members.

        (d)    Chief Operating Officer.    The chief operating officer (if any) shall supervise and direct the day-to-day business operation of the Company and, in general, discharge all the duties incident thereto, subject to the direction of the Board of Managers and the President. In the absence of the President or in the event of his disability or inability to act, or continue to act, the Chief Operating Officer shall perform the duties of the President, and when so acting, shall have all of the powers of and be subject to all of the restrictions upon the President.

        (e)    Chief Financial Officer.    The Chief Financial Officer shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (f)    Executive Vice Presidents.    The Executive Vice Presidents shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (g)    Vice Presidents.    Each Vice President (if any) shall perform such duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (h)    Secretary.    The Secretary shall keep a record of all proceedings of the Members and of the Board of Managers, and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice, if any, of all meetings of the Members and shall perform such other duties and have such other powers as may be prescribed by the Board of Managers or the President.

        (i)    Assistant Secretary.    The Assistant Secretary (if any) shall, in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Managers, the President or the Secretary.

        (j)    Treasurer.    The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render to the President and the Board of Managers, at its regular meetings or when the Board of Managers so requires, an account of all transactions as Treasurer and of the financial condition of the Company. The Treasurer shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (k)    Assistant Treasurer.    The Assistant Treasurer (if any) shall, in the absence of the Treasurer or in the event of the Treasurer's inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Managers, the President or the Treasurer.

        (l)    Controller.    The Controller (if any) shall have supervision and charge over all the accounts, account books and financial records of the Company and shall see that the system of keeping the same is enforced and maintained. The Controller shall see that adequate records of the assets, liabilities and transactions of the Company are maintained at all times and shall furnish to the President and the Board of Managers, at its regular meetings or when the Board of Managers so requires, a statement of the revenues and expenses of the Company. The Controller shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Managers or the President.

        (m)    Other Officers.    Any officer who is elected or appointed from time to time by the Board of Managers and whose duties are not specified in this Agreement shall perform such duties and have such powers as may be prescribed from time to time by the Board of Managers or the President.

        SECTION 17.    Limitation of Liability, Indemnification and Exculpation.

        (a)    Limitation of Liability.    The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

        (b)    Indemnification.    The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that such Person is or was a Member, Manager or officer of the

Company (and the Company may so indemnify a Person by reason of the fact that such Person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (a) that the Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, or (b) with respect to any criminal action or proceeding, that the Person had reasonable cause to believe that his or her conduct was unlawful.

        (c)    Advancement of Expenses.    Expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by a Member, Manager or officer of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Member, Manager or officer to repay such amount if it shall ultimately be determined that such Member, Manager or officer is not entitled to be indemnified by the Company under this Section 17 or under any other contract or agreement between such Member, Manager or officer and the Company. Such expenses (including attorneys' fees) incurred by employees or agents of the Company may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board of Managers deems appropriate.

        (d)    Rights Not Exclusive.    The indemnification and advancement of expenses provided by this Section 17 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of Members or otherwise, both as to action in such Person's official capacity and as to action in another capacity while holding such office.

        (e)    Insurance.    The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not such Person would be entitled to indemnity against such liability under the provisions of this Section 17.

        (f)    Exculpation.    Notwithstanding anything to the contrary set forth in this Agreement, no Manager shall be liable to the Company or to any Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission of such Manager arising out of or in connection with this Agreement or the Company's business or affairs, unless, and then only to the extent that, such act or omission (1) is attributable to such Manager's fraud, bad faith, wilful misconduct or gross negligence or (2) was clearly outside the scope of authority granted to such Manager under this Agreement.

        (g)    Successors.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 17 shall continue as to a Person who has ceased to be a director, trustee, member, manager, officer, employee or agent and shall inure to the benefit of the successors, heirs, executors and administrators of such a Person.

        (h)    Certain References.    For purposes of this Section 17, references to "the Company" shall include, in addition to the resulting business entity, any constituent business entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, trustees, members, managers, officers, employees or agents, so that any person who is or was a director, trustee, member, manager, officer, employee or agent of such constituent business entity, or is or was serving at the request of such constituent business entity as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 17 with respect to the resulting or surviving business entity as he would have with respect to such constituent business entity if its separate existence had continued. In addition, for purposes of this Section 17, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to serving at the request of any business entity shall include any service as a director, trustee, member, manager, officer, employee or agent of such business entity which imposes duties on, or involves services by, such director, trustee, member, manager, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries.

        SECTION 18.    New Members; Assignment and Issuance of Membership Shares.

        (a)    New Members.    A Person, including, without limitation, an assignee of any Membership Shares, shall be admitted as a Member (i) in the case of a Permitted Transferee (as defined in Section 18(b) below), only upon the execution by such Permitted Transferee of this Agreement or an agreement to be bound as a Member under the terms hereof, and (ii) in the case of all other Persons, only upon (A) the approval of the Board of Managers, (B) the approval of a Majority of the Voting Member Interests and (C) the execution by such Person of this Agreement or an agreement to be bound as a Member under the terms hereof.

        (b)    Assignment of Membership Shares.    Any Member may transfer its Membership Shares to any other Member, to his or her spouse or children or to a trust established for the benefit of such Member or his or her spouse or children, or by will or intestacy (each referred to herein as a "Permitted Transferee"), provided that as a condition to any such transfer, the Permitted Transferee must deliver to the Company an executed copy of this Agreement or otherwise agree to be bound as a Member by the terms hereof. Except for transfers to Permitted Transferees, a Member may assign, transfer, sell, pledge, encumber or otherwise dispose of all or any portion of its Membership Shares only (i) subject to the restrictions on transfer set forth in this Agreement, (ii) with the approval of the Board of Managers, (iii) with the approval of a Majority of the Voting Member Interests and (iv) if the assignee is not already a Member, upon the execution by such Person of this Agreement or any other instrument pursuant to which the assignee agrees to be bound as a Member by the terms hereof. Any attempted assignment in contravention of this Section 18(b) shall entitle the assignee to receive such distributions, to share in such profits and to receive such allocations of income, gain, loss, deduction, credit, tax preference and similar items to which the assignor was entitled to the extent assigned, but shall not entitle the assignee to become a Member or to exercise any rights or powers of a Member with respect to such Membership Shares. Until the conditions in this Section 18(b) are fulfilled, the assignor, subject to the preceding sentence, shall continue to be a Member and be entitled to exercise the rights and powers of a Member with respect to such Membership Shares.

        (c)    Issuance of Additional Membership Shares.    Subject to Section 18(d) hereof, the Company may issue additional Membership Shares of either Class to a Person (i) in accordance with the terms of an Approved Equity Incentive Plan, and (ii) otherwise upon (A) the making of a Capital Contribution by such Person, (B) the approval of the Board of Managers and (C) if the Capital Contribution is made in cash, the approval of a Majority of Voting Member Interests, or if the Capital Contribution is made other than in cash, the approval of a Majority of Member Interests. If the recipient is not already a Member, the issuance of any additional Member Shares shall be further conditional upon the execution by such Person of this Agreement or another instrument by which such person agrees to he bound as a Member under the terms hereof.

        (d)    Pre-Emptive Rights.

            (i)  Each Member shall have the right to purchase, on the terms set forth herein, a portion of any equity or equity-based securities (including Membership Shares) that the Company may propose to issue for cash (the "Issued Securities"), except for any equity or equity-based securities issued pursuant to the terms of an Approved Equity Incentive Plan.

           (ii)  The Company shall deliver written notice (the "Preemptive Notice") to each Member at least 45 days prior to the date of any proposed issuance of Issued Securities. Such notice shall describe the price, the aggregate number of Issued Securities and the amount or number of Issued Securities that each Member may elect to purchase in connection with such issuance (assuming that all such Members elect to purchase Issued Securities) determined as provided in Section l8(d)(iii). Such notice shall also describe any other terms of such Issued Securities, including rights to receive distributions and the rank of such Issued Securities relative to the Membership Shares then outstanding.

          (iii)  Each Member shall have the right to purchase the portion of any Issued Securities (with respect to any Member, the "Eligible Amount") up to the number or amount of Issued Securities, which is equal to the product of the number of Issued Securities to be sold multiplied by a fraction, the numerator of which shall equal the number of Membership Shares owned by such Member and the denominator of which shall equal the number of Membership Shares held by all Members. The parties understand that the final amount of any Eligible Amount to be purchased by the Members will be adjusted, if necessary, to give effect to the intent of this Section l8(d)(iii) once the Eligible Amounts of the other Members have been finally determined pursuant to this Section 18(d)(iii).

          (iv)  Each Member shall have a period of 21 days from the date the Preemptive Notice is given (the "Election Period") within which to agree to purchase the number or amount of Issued Securities which such Member is entitled to purchase pursuant to Section 18(d)(iii) at the price and upon the terms specified in the Preemptive Notice by giving written notice (an "Election Notice") to the Company. An Election Notice delivered by any Member shall be irrevocable and binding upon such Member and shall constitute an irrevocable commitment on the part of such Member to purchase the number and class of Issued Securities set forth therein. Such Election Notice shall also include the maximum number or amount of additional Issued Securities such Member would be willing to purchase in the event that the Members elect to purchase less than the maximum number or amount of Issued Securities that they are entitled to purchase pursuant to this provision. If any Member shall not have delivered an Election Notice within the Election Period, such Member will be deemed to have irrevocably waived any and all rights under this Section 18(d) with respect to such Issued Securities. In the event that fewer than all of the Members elect to purchase Issued Securities in the manner described above, the undersubscription shall be allocated among such Members (based on each Member's pro rata share of the Membership Shares outstanding prior to giving effect to such Issued Securities relative to each other Member's pro rata share of Membership Shares outstanding prior to giving effect to such Issued Securities) who have indicated in an Election Notice a desire to purchase additional Issued Securities, subject to any limitations such Members have indicated as to the amount of such additional Issued Securities they desire to purchase. Promptly following the end of the Election Period, the Company shall notify each electing Member of the amount of Issued Securities that it will purchase.

           (v)  If the Members have elected to purchase all of the Issued Securities proposed to be issued at any one time pursuant to this Section 18(d), the consummation of such purchase shall take place as soon as practicable (but in no event more than 60 days) following the expiration of the Election Period. If the Members do not elect to purchase all of the Issued Securities proposed to be so issued, the Company shall have 90 days after the expiration of the Election Period to sell the remaining Issued Securities to any Person (including without limitation a Person that is a Member or an Affiliate of a Member) at a price and upon terms that are not more favorable to such Person than to the Members; provided that if such purchase is subject to receipt of regulatory approvals, such 90 day period shall be extended until the expiration of 10 days after all regulatory approvals have been received, but in no event later than 180 days following the expiration of the Election Period. The purchase of Issued Securities by the Members exercising their rights pursuant to this Section 18(d) shall be consummated simultaneously with the closing of the sale of the Issued Securities to such Person. In the event the Company has not sold the Issued Securities to such Person within said 90 day period (or said 180 day period (or such shorter period as may be required) if regulatory approvals are required), then the Company's rights to sell such Issued Securities, and the rights of the Members to purchase such Issued Securities pursuant to this Section 18(d), shall expire and the procedures in this Section 18(d) shall be reinstated.

        (e)    Co-Sale Rights.

            (i)  In the event that a Member (the "Offeree") receives a bonafide offer from a third party (other than the Company, any other Member, or any affiliate of the Offeree) (the "Third-Party Buyer") to purchase Membership Shares owned by the Offeree (the "Tag-Along Shares"), for a specified price payable in cash or otherwise and on specified terms and conditions (the "Offer"), and the Offeree proposes to sell or otherwise transfer the Tag-Along Shares to the Third-Party Buyer pursuant to the Offer and the process set forth in Section 18(f) has been completed, the Offeree shall deliver written notice of such Offer (including the terms thereof) to the other Members, and the other Members shall have the right, but not the obligation, to sell to the Third-Party Buyer (and to displace the Tag-Along Shares proposed to be sold by the Offeree to the extent of such participation by the other Members in such sale), at the same price per Membership Share and on the same terms and conditions as stated in the Offer, up to the number of Membership Shares equal to the Tag-Along Shares multiplied by a fraction, the numerator of which shall be the aggregate number of Membership Shares owned by the other Member(s), and the denominator shall be the aggregate number of Membership Shares owned by the Offeree and the other Members who have elected to participate in the sale.

           (ii)  If any Member wishes to participate in any sale pursuant to Section 18(e)(i) of this Agreement, it shall notify the Offeree in writing of such intention and the number of Membership Shares that it wishes to sell not later than thirty (30) days after delivery to such Member of the notice of the Offer. If the Offeree does not receive notice from any Member of such Member's election to participate in the sale within such thirty (30) day period, the Offeree may proceed with such sale without any obligation to include the Membership Shares held by the other Member.

        (f)    Voting Members' Right of First Refusal.    If a Member (a "Selling Member") receives a bona fide offer to purchase some or all of its Membership Interest (which such Selling Member desires to accept), such Selling Member shall notify the Voting Members (the "Non-Selling Voting Members") of such offer and provide the Non-Selling Voting Members with a copy of such offer and sufficient information to substantiate the offeror's ability to consummate the transaction. Following the giving of such notice, the Non-Selling Voting Members in the aggregate shall have the right to acquire all (but not less than all) of the Membership Shares of the Selling Member which is the object of the offer on the same terms and conditions as are set forth in the offer. Any Non-Selling Voting Member that desires to exercise the option set forth in this Section 18(f), shall do so by giving notice to the Selling Member of such exercise within thirty (30) days of receipt of such notice and the portion of the offered

Membership Shares such Non-Selling Voting Member desires to acquire. If no Non-Selling Voting Member exercises its option within such thirty (30) day period, the Selling Member shall be entitled at any time within sixty (60) days after expiration of such thirty (30) day period to sell that portion of its Membership Shares which was the object of the offer, but only on terms and conditions not less favorable to the Selling Member as set forth in the offer. If more than one Non-Selling Voting Member exercises the option to acquire the Membership Shares of the Selling Member being offered and the offered interest is smaller than the aggregate amount the Non-Selling Voting Members' desire to purchase, the right to acquire the Selling Member's Membership Shares shall be apportioned among the Non-Selling Voting Members who have exercised such option pro rata based on the relative amounts such Non-Selling Voting Members had elected to acquire. If any Non-Selling Member elects to purchase the Membership Shares of the Selling Member within the applicable period, the closing of such transaction shall take place not later than thirty (30) days following the date on which the Selling Member notified the Non-Selling Voting Members of such offer.

        (g)    Amendment of Member Register.    Upon any admission of a new Member or any assignment or issuance of Membership Shares in accordance with the provisions of this Section 18, the Board of Managers shall amend, modify or supplement the Member Register as appropriate to reflect such admission, assignment or issuance.

        SECTION 19.    Dissolution.

        (a)    Events of Dissolution.    The Company shall be dissolved and terminated upon the happening of the first to occur of any of the following events:

            (i)  The adoption by a majority of the Managers then in office of a resolution declaring the advisability of the dissolution and termination of the Company, followed by the approval of such resolution by a Majority of the Member Interests;

           (ii)  The authorization of the dissolution and termination of the Company by written consent of all of the Members;

          (iii)  The sale of all or substantially all of the assets of the Company; and

          (iv)  Judicial dissolution pursuant to the Act.

        (b)    Automatic Continuation.    The Company shall automatically continue without any action on the part of the Members upon the death, retirement, withdrawal, resignation, expulsion, bankruptcy (as defined in Section 18.304 of the Act) or dissolution of a Member or other event which terminates the continued membership of a Member until the Company is otherwise dissolved and terminated pursuant to the terms of this Agreement.

        SECTION 20.    Winding Up and Distribution of Assets.

        (a)    Winding Up.    If the Company is dissolved, the Board of Managers shall wind up the affairs of the Company.

        (b)    Distribution of Assets.    Upon the winding up of the Company, the Board of Managers shall pay or make reasonable provision to pay all claims and obligations of the Company, including, without limitation, (i) all claims of and obligations to Members in their capacities as creditors, (ii) all costs and expenses of the liquidation and (iii) all contingent, conditional, or unmatured claims and obligations that are known to the Board of Managers, whether the identity of the claimant is known or unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the Members in accordance with their respective positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

        SECTION 21.    Conflict of Interest.

        (a)    No Member shall be required to act hereunder as its sole and exclusive business activity and any Member may have other business interests and engage in other activities in addition to those relating to the Company. Neither the Company nor any other Member shall have any right by virtue of this Agreement in or to any such other interests or activities or to the income or proceeds derived therefrom. Notwithstanding the foregoing, no Member shall directly or indirectly, knowingly solicit or assist in the solicitation of any Person who is or has been involved in a business relationship with the Company, to terminate, suspend, reduce or otherwise alter any existing business relationship with the Company, for the purpose of pursuing a business relationship with such Person to the detriment of other Members.

        (b)    A Member may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person, provided that (i) such transaction and the Member's interest therein is fully disclosed to the Board of Managers, (ii) such transaction is negotiated and entered into on an arms' length basis, and (iii) such transaction is fair and reasonable to the Company. No transaction between a Member and the Company shall be voidable solely because a

Member has a direct or indirect interest in the transaction if the transaction is fair and reasonable to the Company.

        SECTION 22.    Taxation.

        (a)    Tax Elections.    The Board of Managers shall not, without the unanimous consent of the Members, cause the Company to make an election to be classified as a corporation for federal or state income tax purposes. The Board of Managers shall, upon the written request of any Voting Member benefitted thereby, cause the Company to file an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable sections of state and local law. The Board of Managers shall have the authority to make all other Company elections permitted under the Code, including elections of methods of depreciation.

        (b)    Company Tax Returns.    The Board of Managers shall cause the necessary tax returns and information returns for the Company to be prepared. Each Member shall provide such information, if any, as may be needed by the Company for purposes of preparing such tax returns and information returns. The Board of Managers shall deliver to each Member such information required by such Member to enable such Member to prepare and file on a timely basis its United States federal and state income tax returns reflecting the operations of the Company.

        (c)    Tax Audits.

            (i)  Refco Group Ltd., LLC shall be the "tax matters partner" of the Company pursuant to Section 6231 (a)(7) of the Code (the "Tax Matters Member"). Any cost or expense incurred by the Tax Matters Member in connection with the performance of its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

           (ii)  If at any time the Tax Matters Member cannot or elects not to serve as the Tax Matters Member, is removed by the Members as the Tax Matters Member or ceases to be a Member, a Majority of the Member Interests shall select another Member to be the Tax Matters Member. The Tax Matters Member, as an authorized representative of the Company, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level. The Tax Matters Member shall promptly deliver to each Member a copy of any notice of beginning of administrative proceedings or any report explaining the reasons for a proposed adjustment received from the IRS relating to or potentially resulting in an adjustment of Company items. The Tax Matters Member shall, unless a Majority of the Member Interests consents to the contrary, diligently and in good faith contest any proposed adjustment of a Company item that principally affects the Members at the administrative and judicial levels, including, if appropriate or if requested by a Majority of the Member Interests, appealing any adverse judicial decision, and shall consider in good faith any suggestions made by any Member or its counsel regarding the conduct of such administrative or judicial proceedings. The Tax Matters Member shall keep each Member advised of all material developments with respect to any proposed adjustment that come to its attention, including, without limitation, the scheduling of all conferences and substantive telephone calls with the IRS. Each Member shall be entitled, at its own expense, to attend all meetings with the IRS and to review in advance any material written information (including, without limitation, any pleadings, memoranda or similar items) to be submitted to the IRS. Without first obtaining the consent of a Majority of the Member Interests, the Tax Matters Member shall not, with respect to any proposed adjustment of a Company item that materially and adversely affects any Member, (A) enter into a settlement agreement that purports to bind Members other than the Tax Matters Member (including, without limitation, any stipulation consenting to an entry of decision by any tax court), or (B) enter into an agreement or stipulation extending the statute of limitations.

          (iii)  The Company shall promptly deliver to each Member a copy of all notices, communications, reports or writings of any kind with respect to income or similar taxes received from any state or local taxing authority relating to the Company that might materially and adversely affect each Member, and shall keep such Members advised of all material developments with respect to any proposed adjustment of Company items that come to its attention.

          (iv)  Each Member shall continue to have the rights described in this Section 22(c) with respect to tax matters relating to any period during which it was a Member, whether or not it is a Member at the time of the tax audit or contest.

        SECTION 23.    Miscellaneous.

        (a)    Governing Law.    This Agreement and any controversies or claims hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.

        (b)    Binding Effect.    Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

        (c)    Pronouns and Number.    Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. Without limiting the generality of the foregoing, references in this Agreement to "Members", "Non-Voting Members" and "Voting Members" shall, at any time that the Company has a single Member, Non-Voting Member or Member, be deemed references solely to such Member, Non-Voting Member or Voting Member.

        (d)    Captions.    Captions or section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

        (e)    Enforceability.    If any provision of this Agreement, or the application of the provision to any Person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid or unenforceable, shall not be affected thereby.

        (f)    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        (g)    Notices.    All notices and other communications provided for hereunder must be in writing (including telecopied communication) and sent (i) by overnight courier, for delivery not later than the second business day following its sending with receipt requested, (ii) telecopied, or (iii) delivered by hand. All such notices and communications will, when sent by telecopy or overnight courier, be effective when sent by telecopy or three business days after being sent by overnight courier, respectively, and shall be addressed to the Company at its principal place of business and to any Member at the address reflected on the books and records of the Company. Whenever any notice is required to be given under law or the provisions of this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

        (h)    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes all prior understandings or agreements between the parties with respect to such matters. This Agreement may be amended at any time and from time to time by resolution of a Majority of the Voting Member Interests; provided, however, that no amendment to any of Sections 3(n), 8(c), 15(i), 18, 21 or this section 2 3(h) shall be effective against the Non-Voting Member without the prior written consent and approval of a Majority of the Member Interests.

        (i)    Further Assurances.    The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Board of Managers deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

        (j)    Third Parties.    Except as provided in Section 17, nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Member or the Company any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of Company.

        (k)    Facsimile Signatures.    The facsimile signature of any Manager' or Member may be used at all times and for all purposes in place of an original signature.

        (l)    Reliance upon Books, Reports and Records.    Unless he or she has knowledge concerning the matter in question which makes his or her reliance unwarranted, each Manager shall, in the performance of his or her duties hereunder, be entitled to rely on information, opinions, reports or statements, including, without limitation, financial statements and other financial data, if prepared or presented by one or more employees of the Company or by legal counsel, accountants or other Persons as to matters such Manager reasonably believes to be within such Person's professional or expert competence.

        (m)    Waiver.    No failure by the Company, any Manager or Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

        IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the date first set forth above.

REFCO GROUP LTD., LLC
By:	/s/ PHILLIP R. BENNETT
Its:	President

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  Exhibit 3.12
LIMITED LIABILITY COMPANY AGREEMENT OF REFCO EDUCATIONAL SERVICES, LLC